Exhibit (i)(2)

August 24, 2026

Simplify Exchange Traded Funds

10845 Griffith Peak Drive, 2/F

Las Vegas, NV 89135

Re:	Simplify Exchange Traded Funds - File Nos. 333-238475 and 811-23570

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 214 to the Simplify Exchange Traded Funds Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 250 under the Securities Act of 1933 (Amendment No. 251 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP